Exhibit 10.1

December 30, 2020

James W. Kupiec, MD

XXXX

XXXX

Via Email: XXX@gmail.com

Dear Jim:

On behalf of Cassava Sciences, I am pleased to extend you an offer of employment as Chief Clinical Development Officer, initially reporting to me. This letter agreement and its enclosures are intended set forth the terms and conditions of your new employment.

Your base salary will be three hundred and seventy-five thousand dollars ($375,000) per calendar year, paid bi-monthly. On your start date you will be added as a participant in Cassava Science’s 2020 Cash Incentive Bonus Plan.

Your full-time start date is Monday, January 4, 2021.

You will initially perform your work responsibilities from your home in Connecticut.  Should you agree to relocate your family to the Austin, Texas area before January 1, 2023, you will receive a one-time, lump-sum amount of thirty-thousand-dollar  ($30,000) as a relocation bonus. This relocation bonus would constitute the entire financial assistance Cassava Sciences would provide for your relocation. Such bonus will be paid to you after your relocation to Austin,  net of any withholdings required by law.

Other key terms of this offer of employment are outlined below:

1.

As Chief Clinical Development Officer, you will have broad responsibility for the strategy, design,  conduct and monitoring of clinical research plans and programs.  This is a team-oriented position that will include active participation in on-going and future clinical studies; oversee, identify, monitor and resolve operational aspects of clinical studies; provide scientific & clinical leadership; interpret study data; assist with regulatory documents; and perform other duties as needed by Cassava Sciences and as suited to your expertise, experience and disposition to learn new areas of research.

An integral part of this position is the ability to travel throughout the United States without personal restrictions. Please inform in writing if you are aware of any restrictions that may impede your ability to engage in air travel from time-to-time.

2.	Your performance and compensation will be reviewed from time-to-time.

3.

From time-to-time you may be eligible to receive a cash bonus, stock options or other types of equity-based compensation based on your participation in meeting corporate objectives and other milestones.

4.	You will be eligible to receive medical, life insurance, disability or other health insurance or other benefits provided to our regular full-time employees.

5.

As an Officer of Cassava Sciences, you will not accrue, and Cassava Sciences will not record, any specific amount of vacation time or time off. The ability to take paid time off is not intended to be a form of additional wages for services performed; rather it is part of Cassava Sciences’ effort to provide you with the benefit of a flexible work schedule. You are encouraged to rest & rejuvenate as your work responsibilities allow. There are no consequences for taking time off, or for failing to take time off.

6.	Cassava Sciences will promptly reimburse your reasonable business and travel expenses upon submission of written evidence of payment for such expenses.

7.

You acknowledge and agree that your employment with Cassava Sciences is for no specified time and constitutes “at-will” employment. As a result, you are free to resign at any time, for any reason. However, in the event of resignation, please provide at least four weeks’ notice in order to effect a smooth transition of the Company’s affairs. Similarly, Cassava Sciences is free to conclude its employment relationship with you at any time. Cassava Sciences reserves the right to make personnel decisions regarding your employment, including but not limited to, promotions, salary adjustment, scope of responsibilities, transfer or termination,  consistent with its needs.

8.

In the event your employment with Cassava Sciences is terminated without cause after your initial 6 months of employment, or in the event a “constructive dismissal” occurs at any time during your employment, you will be paid your regular base salary, and you will continue to receive employment benefits, for a period of 3 months following your last date of employment at Cassava Sciences, or the date upon which you commence employment with another entity,  provided, however, you sign and do not revoke an employment separation and release agreement.

9.

In the event your employment with Cassava Sciences is terminated without cause after a “Change in Control” (as defined herein) you will be paid your regular base salary, and you will continue to receive employment benefits, for a period of 12 months following your last date of employment at Cassava Sciences. A ‘Change-in-Control’ means the acquisition of 51% or more of Cassava Sciences’ then outstanding shares at the time of a Change-in-Control transaction, provided, however, you sign and do not revoke an employment separation and release agreement, and further provided, however, that for purposes of this Paragraph 9, raising capital through the issuance of equity by the Company shall not constitute a Change-in-Control.

10.

You and Cassava Sciences shall attempt in good faith to resolve any dispute or claim arising out of your employment, or its termination, through discussion, evaluation, negotiation and conciliation.  If a dispute cannot be amicably settled within six-weeks from the date on which a party has served written notice to the other party of a dispute, then the matter shall be submitted to binding arbitration before a neutral arbitrator in Texas, except where Texas law specifically forbids the use of arbitration as a final and binding remedy. In the event of arbitration or legal action of any type, each party shall bear its own fees and legal expenses.

11.

You understand and agree this is an offer of full-time and exclusive employment for Cassava Sciences. You may not consult or provide professional services, with or without compensation, to any third parties at any time during your employment with Cassava Sciences. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by Cassava Sciences, you must first receive written permission from the CEO of Cassava Sciences, which may be withheld for any reason. It is understood and agreed upon that you currently serve Target ALS Foundation, Inc. as an unpaid consultant, and that you anticipate you will continue to serve Target ALS during your employment.    It is also

understood and agreed that you may continue to serve as a science advisor to ProMIS Neurosciences, Inc. during a transitional period not to exceed three (3) months from January 4, 2021.

12.	You warrant and represent that you have no commitments or obligations inconsistent with this offer of employment as of the date of your full-time employment with Cassava Sciences.

13.	You agree to review and sign a “CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT” (attached).

14.	You agree to acknowledge in writing that you have read and understand the Company’s “INSIDER TRADING COMPLIANCE PROGRAM” (attached).

15.	This offer expires Friday, January 1, 2021 unless signed by you and received by Cassava Sciences before then.

If the conditions of this offer and your acceptance are satisfied, this letter shall constitute the full and complete agreement between you and Cassava Sciences regarding the terms and conditions of your employment. This letter cancels, supersedes and replaces any and all prior negotiations, representations or agreements, written and oral, between you and anyone at Cassava Sciences (or its recruiters) regarding any aspect of your employment.  Any change to the terms of your employment with Cassava Sciences, as set forth in this letter, must be made in writing to you, signed by the CEO of Cassava Sciences, to be effective.

If these terms and condition of employment, and the attached enclosures,  are acceptable to you, please sign, date and return one original copy.

Jim, we very much look forward to working with you!

__/s/ REMI BARBIER__________

Remi Barbier

Chairman of the Board

President & CEO

I  have read, understood and agreed to all the terms and conditions of employment set forth in this letter of employment and the attached Confidential Information and Invention Agreement and Insider Trading Compliance Program.

___/s/ JAMES KUPIEC_________            _December 30, 2020__

James (Jim) W. Kupiec, MD                           Date

Enclosures:

Confidential Information and Invention Agreement

2020 Cash Incentive Bonus Plan

Benefits Summary

Insider Trading Compliance Program

Cc: Compensation Committee of the Board of Directors (S. Robertson and B. Gussin)